Exhibit (r)
SECRETARY’S CERTIFICATE
I, Ryan M. Louvar, Secretary of SSgA Active ETF Trust (the “Trust”), hereby certify that the following resolution was unanimously approved at the organizational meeting of the Board of Trustees of the Trust:
Resolved, that Ryan M. Louvar, Mark E. Tuttle and Scott E. Habeeb be, and each of them hereby is, authorized to execute and sign on behalf of the Trustees, James Ross, as President of the Trust and Chad Hallett, as Treasurer of the Trust, all amendments to the Trust’s Registration Statement on Form N-1A pursuant to a power of attorney.
In witness whereof, I have hereunto set my hand this 1st day of April, 2011.

/s/ Ryan M. Louvar Ryan M. Louvar
Secretary